EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference by China Armco Metals, Inc. in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-3 of our report dated March 12, 2009 on the consolidated balance sheets of China Armco Metals, Inc and its Subsidiaries as of December 31, 2008 and December 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2008 and 2007, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/Li & Company, P.C.
Li & Company, P.C.
Skilling, New Jersey
March 5, 2010